INFORMATION
.
For Immediate Release
April 19, 2007
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD SECOND QUARTER
AND SIX MONTHS OPERATING RESULTS, SPLITS STOCK 3 FOR 2, AND INCREASES DIVIDEND

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record second quarter and six months net sales of $32,094,000 and $60,814,000, respectively, an increase of 14% over the same periods of the prior fiscal year;
•	reported record second quarter and six months net earnings of $5,881,000 and $11,445,000, respectively, an increase of 25% and 32% over the same periods of the prior fiscal year;
•	reported record second quarter and six months diluted per share earnings of $0.22 and $0.43, respectively, an increase of 22% and 34% over the same periods of the prior fiscal year;
•	confirmed its fiscal 2007 guidance of per share diluted earnings to $0.83 to $0.87 on net sales of $118 million to $123 million;
•	declared a regular quarterly cash dividend of $0.16 per share (indicated annual rate of $0.64 per share), a 39% higher regular quarterly rate over the prior fiscal year;
•	declared a three-for-two stock split payable May 11, 2007, to shareholders of record as of May 4, 2007 (all information in this press release is presented on a pre-split basis); and
•	reported that, effective with its third fiscal quarter of 2007, it intends to increase its annual dividend rate from $0.64 to $0.66 per share (excluding the effects of the three-for-two stock split).

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended March 31			Six Months Ended March 31
	2007	2006	Change	2007	2006	Change
Net Sales	$32,094	$28,272	14%	$60,814	$53,180	14%
Operating Income	8,834	6,977	27%	16,877	13,147	28%
Net Earnings	5,881	4,723	25%	11,445	8,685	32%
Diluted Earnings per Share	$0.22	$0.18	22%	$0.43	$0.32	34%

Cash and Equivalents	$39,928	$31,323
Working Capital	67,215	54,925
Long-term Debt Obligations	-	1,833
Shareholders’ Equity	103,088	89,203
Total Assets	121,625	109,565

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2007, were $32,094,000 as compared to $28,272,000 for the same period of the prior fiscal year, an increase of 14%. Net earnings for the second quarter of fiscal 2007 were $5,881,000, or $0.22 per diluted share, up 25% and 22%, respectively over the second quarter of fiscal 2006. Diluted common shares outstanding for the second quarters of fiscal 2007 and 2006 were 26,993,000 and 26,836,000, respectively, an increase of 1%.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2007, were $60,814,000 as compared to $53,180,000 for the same period of the prior fiscal year, an increase of 14%. Net earnings for the six months ended March 31, 2007, were $11,445,000, or $0.43 per diluted share, up 32% and 34%, respectively, over the same period of prior fiscal year 2006. Diluted common shares outstanding for the six months of fiscal 2007 and 2006 were 26,907,000 and 26,746,000, respectively, an increase of 1%.

THREE-FOR-TWO STOCK SPLIT

The Board of Directors has declared a three-for-two stock split of the Company’s common shares. The record date is May 4, 2007, with a payment date set for May 11, 2007. Cash will be paid in lieu of fractional shares. All information in this press release is presented on a pre-split basis.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.16 per share for the second quarter ended March 31, 2007. The dividend is of record April 30, 2007, and payable May 7, 2007. This is an annual indicated cash dividend rate of $0.64 per share, representing a 39% increase over the fiscal 2006 rate of $0.46 per share. In conjunction with the stock split described in this press release and effective with its third fiscal quarter of 2007, Meridian intends to increase its annual dividend rate from $0.64 to $0.66 per share (excluding the effects of the three-for-two stock split), payable beginning in August 2007. This represents a 3% increase over the previously indicated rate and is the sixteenth cash dividend increase since the establishment of a regular cash dividend in 1991. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2007 GUIDANCE CONFIRMED

For the fiscal year ending September 30, 2007, management expects net sales to be in the range of $118 million to $123 million and per share diluted earnings to be between $0.83 and $0.87. The per share estimates assume an increase in average shares outstanding from approximately 26.8 million at fiscal 2006 year end to 27.0 million at fiscal 2007 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2007, nor does it reflect the three-for-two stock split.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2007, current assets were $82,131,000, compared to current liabilities of $14,916,000, thereby producing working capital of $67,215,000 and a current ratio of 5.5. Cash and equivalents on hand were $39,928,000, and the Company had 100% of its borrowing capacity available under its $22,500,000 commercial bank credit facility. Long-term debt obligations were zero, compared to shareholders’ equity of $103,088,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2007 and fiscal 2006.

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Net sales	$32,094	$28,272	$60,814	$53,180
Cost of goods sold	13,271	11,692	24,394	21,450
Gross profit	18,823	16,580	36,420	31,730

Operating expenses
Research and development	1,718	1,203	3,033	2,355
Selling and marketing	4,064	4,053	8,259	8,271
General and administrative	4,207	4,347	8,251	7,957
Total operating expenses	9,989	9,603	19,543	18,583

Operating income	8,834	6,977	16,877	13,147
Other income (expense)	376	269	805	391
Earnings before income taxes	9,210	7,246	17,682	13,538
Provision for income taxes	3,329	2,523	6,237	4,853
Net earnings	$5,881	$4,723	$11,445	$8,685

Basic earnings per common share	$0.22	$0.18	$0.44	$0.33
Basic common shares - weighted average outstanding	26,345	26,142	26,267	26,050

Diluted earnings per common share	$0.22	$0.18	$0.43	$0.32
Diluted common shares - weighted average outstanding	26,993	26,836	26,907	26,746

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2007 and fiscal 2006.

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Net sales (third-party)
U.S. Diagnostics	$19,866	$17,012	$38,820	$33,006
European Diagnostics	6,274	5,319	11,529	9,554
Life Science	5,954	5,941	10,465	10,620
	$32,094	$28,272	$60,814	$53,180
Operating Income
U.S. Diagnostics	$6,814	$4,748	$13,995	$9,818
European Diagnostics	1,207	933	2,092	1,539
Life Science	848	1,319	867	1,805
Eliminations	(35)	(23)	(77)	(15)
	$8,834	$6,977	$16,877	$13,147

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, stated, “Meridian’s strategic growth drivers, including tests for stomach ulcers, upper respiratory infections, and toxigenic C. difficile, continued to propel the Company’s organic growth rate. Additionally, our Life Science business began to rebound from its weaker performance in recent quarters driven by shipments of high value viral proteins and other biological components to major diagnostic manufacturers. Further, our ability to extract operating efficiency was demonstrated by strong improvements in operating income and net income ratios.

As we move into the third quarter, Meridian’s strong diagnostic revenues are expected to be positively impacted by the recent launch of ImmunoCard STAT! EHEC, our new rapid test for detecting the toxin-producing forms of E. coli bacteria that are often found in improperly cooked meats and fresh produce. Also, new high speed manufacturing equipment is expected to improve gross margins in the second half. At the half-way point, fiscal 2007 is shaping up to be another very good year for Meridian Bioscience. Our focus on driving shareholder value through the application of superior science and service will continue.”

William J. Motto, Chairman and Chief Executive Officer, commented, "We are on track for another record year of double digit sales and earnings growth. In addition, we are actively exploring potential acquisition opportunities consistent with our strategic direction. We intend to continue to execute our plan of building shareholder value through higher sales, earnings, cash flow, and cash dividends. The stock split and increase in our cash dividend rate are indications of our confidence in the future."

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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